Exhibit 99.1

UroGen Announces $120 Million Private Placement of Ordinary Shares

PRINCETON, N.J.—July 27, 2023— UroGen Pharma Ltd. (Nasdaq: URGN) (UroGen), a biotech company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers, today announced that it has entered into a definitive securities purchase agreement in connection with a private placement (the Private Placement) to selected institutional and accredited investors. RA Capital Management L.P. and Great Point Partners LLC led the Private Placement, which also included Acorn Bioventures, Monograph Capital and Horton Capital Partners Fund, LP. UroGen expects to receive gross proceeds of approximately $120 million, before deducting placement agent commissions and other offering expenses.

UroGen intends to use the net proceeds of the Private Placement for non-clinical and clinical development activities for its product candidates, commercialization expense and general corporate purposes.

Pursuant to the terms of the securities purchase agreement, UroGen will issue 12,579,156 ordinary shares, or pre-funded warrants in lieu thereof, at a purchase price of $9.54 per share (less $0.001 for each pre-funded warrant), which reflects a premium to the closing price on July 26, 2023. Each pre-funded warrant has an exercise price of $0.001 per share and does not expire until exercised in full. The Private Placement is expected to close on or about July 28, 2023 subject to the satisfaction of customary closing conditions.

BofA Securities and H.C. Wainwright & Co. are acting as joint placement agents for the Private Placement. Ladenburg Thalmann & Co. Inc. acted as a financial advisor to UroGen for the Private Placement.

The securities described above are being offered and sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. UroGen has agreed to file a resale registration statement with the United States Securities and Exchange Commission (SEC), for purposes of registering the resale of the ordinary shares issued or issuable in connection with the Private Placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About UroGen Pharma Ltd.

UroGen is a biotech company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers because patients deserve better options. UroGen has developed RTGel® reverse-thermal hydrogel, a proprietary sustained release, hydrogel-based platform technology that has the potential to improve therapeutic profiles of existing drugs. UroGen’s sustained release technology is designed to enable longer exposure of the urinary tract tissue to medications, making local therapy a potentially more effective treatment option. JELMYTO® (mitomycin) for pyelocalyceal solution and investigational treatment UGN-102 (mitomycin) for intravesical solution for patients with low-grade non-muscle invasive bladder cancer are designed to ablate tumors by non-surgical means. UroGen is headquartered in Princeton, NJ with operations in Israel. Visit www.urogen.com to learn more or follow us on Twitter, @UroGenPharma.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the timing, size, use of proceeds and closing of the Private Placement. These statements may be identified by the words “expects,” “potential,” “will,” “would,” or other similar terms or expressions that concern UroGen’s expectations, strategy, plans, or intentions. The events and circumstances discussed in such forward-looking statements may not occur, and UroGen’s actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, as a result of market and other conditions; the risk that the conditions to the closing of the proposed Private Placement are not satisfied; as well as other risks and uncertainties that are described in the Risk Factors section of UroGen’s Form 10-Q filed with the SEC on May 11, 2023 and other filings that UroGen makes with the SEC from time to time (which are available at http://www.sec.gov). Any forward-looking statements speak only as of the date of this press release and are based on information available to UroGen as of the date of this release.

INVESTOR CONTACT:

Vincent Perrone

Sr. Director, Investor Relations

vincent.perrone@urogen.com

609-460-3588 ext. 1093

MEDIA CONTACT:

Cindy Romano

Director, Corporate Communications

cindy.romano@urogen.com

609-460-3583 ext. 1083

Source: UroGen Pharma Ltd.